UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 14, 2014
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On March 14, 2014, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) approved a 2014 cash bonus plan that included the cash bonus plan for its executive officers (the “Bonus Plan”).  The Bonus Plan provides the following structure for executives, including the Company’s “named executive officers” from the Company’s 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013:

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General Structure.  The Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2014.  The total potential funding of the Bonus Plan for each of these bonus periods is based on the Company performance under certain metrics set by the Committee for each quarter and for the year.  Payouts under the Bonus Plan would occur following a review of the Company’s results and performance each quarter.

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Funding Target Levels and Performance Metrics.  The total funding possible under the bonus plan is based on a cash value (the “Target Bonus Fund”) determined by the named executive officers’ target bonus levels.  Target bonuses for the named executive officers vary by officer, but are generally set at approximately 30% of annual base salary, other than for the Company’s Chief Executive Officer and Interim Chief Financial Officer, whose target bonuses are set at approximately 80% and 50% of their annual base salary, respectively.  The aggregate amount of these target bonuses are the basis for the total funding of the Bonus Plan.  The quarterly and annual funding of the Bonus Plan is based on achievement of the following company performance metrics for each quarter during 2014 (as determined by the Committee and, in the case of quarterly funding, as applicable for the quarter based on the Company’s operating plan):  cash gross margin from product sales and collaboration inflows for the quarter, cash production costs at the Company’s Brazil manufacturing plant, cash operating expenditures and strain performance.  Generally, each Company performance metric applicable to a given Bonus Plan period is weighted equally.

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Funding Calculation.  For each of the four quarterly periods of the Bonus Plan, the Bonus Plan allocates 12.5% of the total Target Bonus Fund.  For the annual period of the Bonus Plan, the Bonus Plan allocates 50% of the total Target Bonus Fund.  If the Company does not achieve at least a “threshold” level of the performance metrics described above for a given Bonus Plan period, no funding would occur under the Bonus Plan.  If the Company achieves at least the threshold level, 80% funding would occur.  For achievement of performance metrics between the threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period.  For achievement of performance metrics above the target level, for the annual funding, a pro rata increase in funding would occur up to 150% of the Target Bonus Fund.  The threshold and 150% (or “superior”) performance levels and associated funding are intended to capture the relative difficulty of achievement.

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Payouts.  Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient meets eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly Target Bonus Fund.  Any funding in excess of 100% of the allocated quarterly Target Bonus Fund would not be paid out, and instead would be allocable to subsequent quarters (up to 100% of the allocated Target Bonus Fund for the subsequent quarter) and/or the annual bonus fund, in that order.  Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual Target Bonus Fund.  Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Committee based on Company and individual performance, and could range from 0% to 200% of an individual’s target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 20, 2014	By:	/s/ Nicholas S. Khadder
Nicholas S. Khadder SVP and General Counsel